Exhibit 23.1

TAX | ATTEST | CONSULTING

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration No. 333-267761), Form S-4 (Registration No. 333-265642), Form S-3 (Registration No. 333- 267356, 333-257057), and Form S-1 (Registration No. 333-239201) of Chicken Soup for the Soul Entertainment, Inc. of our report dated April 19, 2024, relating to the consolidated financial statements of Chicken Soup for the Soul Entertainment, Inc. and subsidiaries as of December 31, 2023 and 2022 and for each of the years in the two-year period ended December 31, 2023, and appearing in the Registration Statements and to the reference to us under the heading “Experts” in the Registration Statements.

/s/ Rosenfield and Company, PLLC

April 19, 2024

Rosenfield and Company, PLLC

New York, New York

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